QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

FOR IMMEDIATE RELEASE:

Contact:	Stephen P. Golden Director of Investor Relations (617) 535-4799

Iron Mountain Incorporated To Commence Tender Offer and Consent Solicitation for 8 1/8% Senior Notes due 2008

Boston, MA—December 4, 2003—Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, announced today that Iron Mountain Canada Corporation, a wholly-owned subsidiary of Iron Mountain Incorporated, will commence a cash tender offer and consent solicitation on December 4, 2003, for any and all of its $85,000,000 aggregate principal amount of 8 1/8% Senior Notes due 2008 (the "Notes") outstanding. In conjunction with the tender offer, consents are being solicited to effect certain amendments to the indenture governing the Notes.

The tender offer will expire at 12:00 midnight, New York City time, on Friday, January 2, 2004, unless extended or earlier terminated (the "Expiration Date"). The consent solicitation will expire at 5:00 p.m., New York City time on Monday, December 15, 2003, unless extended or earlier terminated (the "Consent Date"). Holders tendering their Notes will be required to consent to certain proposed amendments to the indenture governing the Notes, which will eliminate certain restrictive covenants and modify the provisions of the indenture. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

Tendering holders who validly tender and deliver consents by the Consent Date, will receive the total consideration of $1,043.13 per $1,000 principal amount of Notes, which includes a consent payment of $5.00 per $1,000 principal amount. Iron Mountain expects to pay the total consideration promptly after the Consent Date for Notes validly tendered on or prior to the Consent Date and accepted for purchase. Holders who validly tender their Notes after the Consent Date and prior to the Expiration Date are not entitled to the consent payment, and will receive as payment for their Notes the total consideration minus the consent payment, or $1,038.13 per $1,000 principal amount of Notes. Iron Mountain expects to make payment on Notes validly tendered after the Consent Date and prior to the Expiration Date and accepted for purchase promptly after the Expiration Date. Holders who validly tender their Notes will also be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes.

Iron Mountain intends to finance the tender offer and consent solicitation with a portion of the net proceeds from its proposed offering of $160 million in aggregate principal amount of its 6 5/8% Senior Subordinated Notes due 2016. The completion of this financing is one of the conditions to Iron Mountain Canada Corporation's obligations to accept Notes for payment pursuant to the tender offer and consent solicitation. The terms and conditions of the tender offer and consent solicitation, including Iron Mountain Canada Corporation's obligation to accept the Notes tendered and pay the purchase price and consent payments, will be set forth in Iron Mountain Canada Corporation's Offer to Purchase and Consent Solicitation Statement, dated December 4, 2003. Iron Mountain and Iron Mountain Canada Corporation may amend, extend or, subject to certain conditions, terminate the tender offer and consent solicitations at any time.

Iron Mountain Incorporated to Commence Tender Offer for Senior Notes / Page 2

Iron Mountain has engaged Bear, Stearns & Co. Inc. to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation.

Questions regarding the tender offer and consent solicitation may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-2327 (toll free). Requests for documentation may be directed to D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation at (800) 488-8075 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement, dated December 4, 2003.

About Iron Mountain

Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, the Company has grown to service more than 150,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services and consulting services—services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit www.ironmountain.com.

##

QuickLinks

Iron Mountain Incorporated To Commence Tender Offer and Consent Solicitation for 8 1/8% Senior Notes due 2008